Exhibit 4.4

LESLIE’S POOLMART, INC.

STOCK OPTION AGREEMENT

2005 STOCK OPTION PLAN

THIS AGREEMENT (the “Agreement”) is entered into as of the 14th day of October, 2005 (the “Grant Date”), between Leslie’s Poolmart, Inc., a Delaware corporation (the “Company”), and                      (the “Optionee”).

R E C I T A L S

A. The Board of Directors of the Company (the “Board”) has established the Company’s 2005 Stock Option Plan (the “Plan”) in order to provide key employees of the Company with an opportunity to acquire shares of the Company’s common stock, par value $.001 per share (“Common Stock”).

B. The Board regards the Optionee as a key employee as contemplated by the Plan and has determined that it would be in the best interests of the Company and its stockholders to grant the stock option described in this Agreement to the Optionee as an inducement to remain in the service of the Company and its subsidiaries, and as an incentive for promoting efforts during such service.

NOW, THEREFORE, it is agreed as follows:

1. Definitions and Incorporation. Unless otherwise defined herein or the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings given to such terms in the Plan. The Plan is hereby incorporated in and made a part of this Agreement as if fully set forth herein. The Optionee hereby acknowledges that he or she has received a copy of the Plan.

2. Grant of Stock Option. Pursuant to the Plan, the Company hereby grants to the Optionee as of the Grant Date the stock option (the “Stock Option”) to purchase all or any part of an aggregate of                      shares of Common Stock (the “Option Shares”), subject to adjustment in accordance with Section 6 of the Plan. The Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. By accepting this Stock Option, the Optionee irrevocably agrees on behalf of the Optionee and the Optionee’s successors and permitted assigns to all of the terms and conditions of the Stock Option as set forth in or pursuant to this Agreement and the Plan (as such may be amended from time to time).

3. Stock Option Price. The price to be paid for Common Stock upon exercise of the Stock Option or any part thereof shall be $1.00 per share (the “Exercise Price”), subject to adjustment in accordance with Section 6 of the Plan.

4. Right to Exercise. Subject to the conditions set forth in this Agreement and the Plan, the right to exercise the Stock Option shall accrue in accordance with Schedule 1 attached hereto and hereby made a part hereof.

5. Securities Law Requirements. No part of the Stock Option shall be exercised if the Company determines that any applicable registration requirement under the Securities Act of 1933 (the “Act”). In addition, the Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Stock Option and/or any resales by the Optionee or other subsequent transfers by the Participant of any Option Shares issued as a result of the exercise of the Stock Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Stock Option and/or the Option Shares and (c) restrictions as to the use of a specified brokerage firm or other agent for exercising the Stock Option and/or for such resales or other transfers. The sale of the Option Shares underlying the Option must also comply with other applicable laws and regulations governing the sale of such shares.

6. Term of Stock Option. The Stock Option shall terminate in any event on the earliest of (a) August 4, 2015, at 11:59 P.M. Arizona time, (b) the expiration of the period described in Section 7 below or (c) the expiration of the period described in Section 8 below. The Stock Option shall also terminate as provided in the Plan or elsewhere in this Agreement.

7. Exercise Following Cessation of Employment or Service. If the Optionee’s employment or service with the Company ceases for any reason or no reason, whether voluntarily or involuntarily, with or without cause, other than by reason of Optionee’s death or disability, as determined in accordance with the Company’s benefit plans and policies in effect from time to time (“Disability”), the Stock Option (to the extent it has not previously been exercised and is exercisable at the time of such cessation) may be exercised within three (3) months after the date of such cessation. The Stock Option, to the extent it is not exercisable at the time of Optionee’s cessation of employment or service with the Company, shall terminate immediately upon such cessation. The foregoing notwithstanding, the Stock Option shall cease to be exercisable on the date of such cessation if such cessation arises out of termination of Optionee’s employment for misconduct. For this purpose, “misconduct” shall mean conviction of a felony, misappropriation of the assets of the Company or any Subsidiary, continued or repeated insobriety, illegal use of drugs, continued or repeated absence from service during the usual working hours of the Optionee’s position for reasons other than Disability or sickness, or refusal to carry out the reasonable direction of the Board or of the President or Chief Executive Officer of the Company or of any other person designated by such President or Chief Executive Officer; provided that to the extent that Optionee is a party to an employment agreement with the Company or any Subsidiary of the Company that includes a definition of the term “Cause”, “misconduct” shall have the meaning assigned to “Cause” in such employment agreement. Any determination of misconduct by the Committee made in good faith shall be final and binding upon the Company and the Optionee and all persons claiming under or through them.

8. Exercise Following Death or Disability. If the Optionee’s employment or service with the Company ceases by reason of the Optionee’s death or Disability, or if the Optionee dies after cessation of employment or service but while the Stock Option would have been exercisable hereunder, the Stock Option (to the extent it has not previously been exercised and is exercisable at the time of cessation) may be exercised within six (6) months after the date of the Optionee’s death or cessation by reason of Disability. In case of death, the exercise may be made by his or her representative, named beneficiary, or by the person entitled thereto under the Optionee’s will or the laws of descent and distribution; provided that such representative, named beneficiary, or such person consents in writing to abide by and be subject to the terms of the Plan and this Agreement and such writing is delivered to the President or Chief Executive Officer of the Company.

9. Time of Cessation of Service. For the purposes of this Agreement, the Optionee’s employment or service shall be deemed to have ceased on the earlier of (a) the date when the Optionee’s employment or service in fact ceased or (b) the date when the Optionee gave or received written notice that his or her employment or service is to cease.

10. Nontransferability. Except as provided in Section 8 above, the Stock Option shall be exercisable during the Optionee’s lifetime only by the Optionee or by the Optionee’s guardian or legal representative and shall be nontransferable, except that the Optionee may transfer all or any part of the Stock Option without consideration, upon written notice to the Committee, to a trustee of a revocable inter vivos trust established by the Optionee for the benefit of the Optionee during his or her lifetime. All or any part of the Stock Option may be transferred upon the Optionee’s death only by will, by the laws of descent and distribution, or pursuant to a written beneficiary designation previously presented to and accepted by the Committee. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Stock Option or any right thereunder, shall be null and void and, at the Company’s option, shall cause all of the Optionee’s rights under this Agreement to terminate.

11. Representations and Warranties.

(a) Purchase for Investment. The Optionee hereby represents and warrants that: (i) the Common Stock acquired by the Optionee upon the exercise of Stock Options pursuant to this Agreement will be acquired for the Optionee’s own account for investment, without any present intention of selling or further distributing the same and the Optionee does not have any reason to anticipate any change in the Optionee’s circumstances or any other particular occasion or event which would cause the Optionee to desire to sell any of such Common Stock and (ii) the Optionee is fully aware that, in agreeing to sell or issue such Common Stock to the Optionee, the Company will be relying upon the truth and accuracy of these representations and warranties.

(b) No Trading Market. The Optionee acknowledges that no trading market for the Common Stock exists currently or is expected to exist at any time in the foreseeable future and that, as a result, the Optionee may be unable to sell any of the Common Stock acquired hereunder for an indefinite period. Further, the Company has no obligation to the Optionee to register any of the Common Stock, except as expressly provided in the Stockholders Agreement.

12. Effect of Exercise. Upon exercise of all or any part of the Stock Option, the number of Option Shares subject to the Stock Option under this Agreement shall be reduced by the number of Option Shares with respect to which such exercise is made.

13. Exercise of Stock Option. The Stock Option may be exercised by delivering to the Company (a) a written notice of exercise in substantially the form prescribed from time to time by the Committee, and (b) full payment of the Exercise Price in cash (by check) for each share of Common Stock purchased under the Stock Option. Such notice shall specify the number of Option Shares of Common Stock with respect to which the Stock Option is exercised and shall be signed by the person exercising the Stock Option. If the Stock Option is exercised by a person other than the Optionee, such notice shall be accompanied by proof, satisfactory to the Company, of such person’s right to exercise the Stock Option.

14. Withholding Taxes. The Company shall require the Optionee to deliver payment, as a condition to the exercise of the Stock Option, of any applicable withholding taxes (in addition to the Purchase Price) with respect to the exercise of the Stock Option. For the purposes of this Agreement, the term “Purchase Price” means the Exercise Price multiplied by the number of Option Shares with respect to which a Stock Option is exercised.

15. Stockholder’s Agreement. By accepting this Stock Option, the Optionee hereby agrees that upon exercise of this Stock Option (or any portion hereof) the Optionee and, if applicable, the Optionee’s spouse, will be deemed to have become a party to the Stockholders Agreement, as amended from time to time (an updated copy of which will be delivered to the Optionee prior to the time the Option is first exercised). In addition, as a condition to exercise this Stock Option, the Optionee and, if applicable, the Optionee’s spouse, shall execute, and deliver together with the notice provided for in Section 13, the Joinder Agreement attached hereto as Exhibit A (the “Joinder Agreement”), evidencing that the Optionee has become subject to the provisions of the Stockholders Agreement as a Management Stockholder. By accepting this Stock Option and executing this Agreement, the Optionee and, if applicable, the Optionee’s spouse, hereby appoints the chief executive officer and general counsel of the Company his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Joinder Agreement.

16. Issuance of Shares. Subject to the conditions of this Agreement, including, without limitation, Section 5 hereof, the Company, as soon as reasonably practicable after receipt of a proper notice of exercise and an executed Joinder Agreement, and without transfer or issue tax or other incidental expense to the person exercising the Stock Option, shall deliver to such person at the principal office of the Company, or such other location as may be acceptable to the Company and such person, one or more certificates for the Option Shares with respect to which the Stock Option is exercised. Such Option Shares shall be fully paid and nonassessable and shall be issued in the name of such person. However, at the request of the Optionee, such Option Shares may be issued (i) to a trustee of a revocable inter vivos trust established by the Optionee for the benefit of the Optionee during his or her lifetime or (ii) in the names of the Optionee and his or her spouse (a) as joint tenants with right of survivorship, (b) as community property or (c) as tenants in common without right of survivorship.

17. Rights as Stockholder. Neither the Optionee nor any other person entitled to exercise the Stock Option shall have any rights as a stockholder of the Company with respect to the Common Stock subject to the Stock Option until a certificate for such Option Shares has been issued to him or her following the exercise of the Stock Option.

18. At-Will Agreement. In consideration of the grant of this Stock Option, Optionee understands and agrees that Optionee’s employment is at-will, and, therefore, Optionee’s employment and compensation can be terminated by Optionee or the Company, with or without cause, and with or without notice, at any time, unless Optionee and the Company or a Subsidiary of the Company are parties to a written agreement that expressly provides otherwise.

19. Lock-Up. Optionee agrees as a condition to receipt of this Stock Option that, in connection with any public offering by the Company of its equity securities and upon the request of the Company and the principal underwriter (if any) in such public offering, any shares of Common Stock acquired or that may be acquired upon exercise or vesting this Stock Option may not be sold, offered for sale, encumbered, or otherwise disposed of or subjected to any transaction that may involve any sales of securities of the Company, without the prior written consent of the Company or such underwriter, as the case may be, for a period of not more than 365 days after the effective date of the registration statement for such public offering. Each Optionee will, if requested by the Company or the principal underwriter, enter into a separate agreement to the effect of this Section 19.

20. Notices. Any notice to the Company contemplated by this Agreement shall be addressed to it, care of its Secretary, at its principal executive offices at the time of the giving of such notice, or such other address as the Company may specify in a notice to the Optionee; and any notice to the Optionee shall be addressed to him or her at the address on file with the Company on the date hereof or at such other address as he or she may hereafter designate in writing. Notice shall be deemed to have been given upon receipt or, if sooner, five (5) days after such notice has been deposited, postage prepaid, in the United States mail addressed to the address specified in the immediately preceding sentence.

21. Interpretation. The interpretation, construction, performance and enforcement of this Agreement and of the Plan shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on all interested persons. In the event of any conflict between the terms of the Plan and this Agreement, the Plan shall govern.

22. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws (not the law of choice of laws) of the State of Delaware.

23. Integration. Except as provided in the following two sentences or in the Plan, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and the Optionee. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. The issuance of Stock Options and the issuance and sale of Common Stock to the Optionee pursuant to the exercise of Stock Options hereunder is subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan, including, without limitation, the provisions of Section 2 thereof concerning, among other things, administration and interpretation of the Plan and awards thereunder.

24. Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

25. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Optionee and his or her heirs and personal representatives.

26. Liquidation or Dissolution. In the event of the dissolution or liquidation of the Company, any Stock Options that have not been exercised shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board or the Committee.

27. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

28. Further Assurances. The Optionee hereby agrees to do such further acts and things and to execute and deliver to the Company such additional conveyances, assignments, agreements, certificates and instruments as the Company from time to time may reasonably require or deem reasonably advisable to carry into effect this Option Agreement or to further assure and confirm unto the Company the rights, powers and remedies intended to be granted hereunder or under the Plan.

29. Headings and Usage. The section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections and paragraphs. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

30. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first above written.

LESLIE’S POOLMART, INC.

By

Optionee	Optionee’s Spouse*

(Please print Optionee’s name)	(Please print spouse’s name)

*	Include signature and name of Optionee’s spouse, if Optionee is married

SCHEDULE 1

RIGHT TO EXERCISE

Subject to the conditions set forth in this Agreement and the Plan, the right to exercise the Stock Option shall accrue as follows with respect to the Option Shares subject to such Stock Option, subject, in each case, to the Optionee’s continued employment by the Company through each such date:

(a) Commencing October 14, 2006, the Stock Option may be exercised to the extent of one-fifth of such Option Shares.

(b) Commencing October 14, 2007, the Stock Option may be exercised to the extent of two-fifths of such Option Shares.

(c) Commencing October 14, 2008, the Stock Option may be exercised to the extent of three-fifths of such Option Shares.

(d) Commencing October 14, 2009, the Stock Option may be exercised to the extent of four-fifths of such Option Shares.

(e) Commencing October 14, 2010, all of the Option Shares may be exercised to the extent they have not previously been exercised.

EXHIBIT A

JOINDER AGREEMENT

The undersigned hereby agrees, effective upon becoming a stockholder pursuant to the exercise of the stock option to which this Joinder Agreement was attached (the “Stock Option”), to become a Management Stockholder pursuant to the terms of the Stockholders Agreement, dated as of January 25, 2005, among the Company, certain of its stockholders (the “Stockholders Agreement”), as in effect at the time of such exercise, an updated copy of which was provided to the undersigned prior to the exercise of the Stock Option. By exercising the Stock Option, I hereby confirm that I have read and understood the Stockholders Agreement as in effect on the date of such exercise.

IN WITNESS WHEREOF, each of the parties hereto has executed this Joinder Agreement, in the case of the Company by its duly authorized officer, as of                     .

LESLIE’S POOLMART, INC.

By

Optionee	Optionee’s Spouse*

(Please print Optionee’s name)	(Please print spouse’s name)

*	Include signature and name of Optionee’s spouse, if Optionee is married